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            [Letterhead of Hull, Towill, Norman & Barrett, P.C.]


                               March 16, 1998


Merry Land & Investment Company, Inc.
624 Ellis Street
Augusta, Georgia 30901


          Re:  3,000,000  Shares of Common Stock of
               Merry Land & Investment Company, Inc.
Gentlemen:

          We have acted as counsel for the Company in connection with its public offering of 3,000,000 shares of Common Stock, as described in the Prospectus Supplement dated March 10, 1998 to that Prospectus dated January 22, 1996, filed with Registration Statement No. 33-65067. This opinion is given to the Company in connection with this offering.

          Based upon the foregoing, we are of the opinion that:

          1. The Company is a corporation duly organized, existing and in good standing under the laws of the State of Georgia.

          2. All proceedings necessary to authorize the offering of the Common Stock have been taken.

          3. The Common Stock has been duly authorized and, when sold and paid for in accordance with the Prospectus Supplement, will be validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as an exhibit to the Form 8-K filed with respect to the above-referenced offering and reference to this opinion in the Prospectus Supplement.

              /s/
HULL, TOWILL, NORMAN & BARRETT, P.C.